UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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RADISYS CORPORATION
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This Schedule 14A filing consists of a transcript of an earnings call on July 31, 2018 relating to the proposed acquisition of Radisys Corporation (“Radisys” or the “Company”) by Reliance Industries Limited (“Reliance”) and Integrated Cloud Orchestration (ICO), Inc., a wholly owned subsidiary of Reliance (“Merger Sub”) pursuant to the terms of an Agreement and Plan of Merger, dated June 29, 2018, by and among Radisys, Reliance and Merger Sub.

Q218 Earnings Conference Call
Facilitator:
Ladies and gentlemen, thank you for standing by and welcome to the Radisys second quarter earnings conference call with Brian Bronson, Radisys President and Chief Executive Officer and Jon Wilson, Radisys Chief Financial Officer. As a reminder, this call is being recorded. Mr. Wilson, you may begin.
Jon Wilson:
Good afternoon everyone and thanks for joining us on the call. Today we will provide a brief overview of our second quarter business and financial highlights as well as a few comments on the definitive agreement with Reliance Industries Limited. Given the pending acquisition we will not be conducting a question and answer session during today’s call.
Let me caution you that any forward-looking statements regarding the Company made during the call involve a number of risks and uncertainties and therefore we caution you not to place undue reliance on them.
Factors that may cause actual results to differ materially from those in our forward-looking statements are discussed in today’s earnings release, and in our SEC filings, most recently in our Form 10-Q for the quarter ended March 31, 2018.
All information provided in this call is as of today. Radisys undertakes no duty to update any forward-looking statement to conform to actual results or changes in the Company’s expectations.
During the call we will discuss certain non-GAAP measures and have provided a GAAP to non-GAAP reconciliation in today’s earnings release.
Let me now transition to an update on our second quarter results.

•	Second quarter revenue was $24.4 million, compared to $26.2 million in the first quarter as lower Hardware Solutions revenue was partially offset by 20% sequential growth in Software-Systems revenue.

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Non-GAAP gross margin was 45.3%, compared to 32.8% in the first quarter resulting from an improved mix of revenues between our segments as our Software-Systems segment represented over 50% of total revenue.

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And, Non-GAAP net income was $2.2 million, or six cents per diluted share, as compared to a net loss of $3.3 million, or a loss of eight cents per share, in the first quarter. Note that second quarter non-GAAP net income benefited from the impact of currency fluctuations within non-operating income of approximately $1.4 million, or three cents per diluted share, resulting from the movement of the U.S. dollar against certain foreign currencies during the quarter.

Switching over to sequential changes on the balance sheet:

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Cash was $9.6 million at quarter-end as compared to $11.4 million at the end of the first quarter, with the reduction associated with payments for our prior restructuring actions as well as committed inventory purchases to suppliers for previously reserved Hardware Solutions products not expected to be sold to customers.

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Importantly, commensurate with the announcement of the acquisition by Reliance Industries, we also restructured the terms of our credit agreements with both Hale Capital and Marquette Business Credit. The restructured agreements extended all principal and interest payments on the Hale notes previously due in 2018 to February 2019. Further, the amendment with Marquette maintains the restricted cash requirement of $4M through October 2018 whereas restricted cash was previously scheduled to increase to $6M as of July 1, 2018. For a full description of other terms of the amendments please refer to our 8-K filing on July 2nd.

Finally, I would like to note that we will not be providing forward looking guidance due to the pending acquisition. With that, let me now turn the call over to Brian for further discussion of our results and the pending acquisition by Reliance Industries.

Brian Bronson:
Thanks Jon and good afternoon everyone.
Our second quarter results closed above the high end of our expectations as the result of strong execution across the business. Revenue of $24.4 million benefited from better than expected near-term results in our legacy hardware business, while our software and services business delivered nearly 20% year-on-year growth largely resulting from early 5G software licensing opportunities. Both gross margins and non-GAAP earnings benefited from the strong revenue performance resulting in the achievement of non-GAAP profitability during the quarter.
Additionally, at the end of the second quarter, we announced that we entered into a definitive agreement to be acquired by Reliance Industries for $1.72 per share. This is a 146 percent premium relative to our closing price on the date of announcement on June 29th. We expect the transaction to close during the fourth quarter of 2018 after the completion of our shareholder meeting and other regulatory approvals for which initial filings were made last week. For more detailed information on the acquisition, please refer to our preliminary proxy statement filed with the SEC on July 30, 2018.
I do want to take the opportunity to reiterate that we will continue to work independently on driving our future growth and innovation, and importantly, we believe this transaction will help to accelerate our strategy and provide the scale required by our current and prospective customers to adopt Radisys’ full suite of products and services. Moreover, we expect the addition of Reliance’s visionary leadership and strong market position will further enhance our ability to develop and integrate large-scale, disruptive, open-centric end-to-end solutions.
Thanks everyone for joining the call and for your continued support of Radisys. We look forward to providing further updates relative to the Reliance acquisition as more details become publicly available.

Additional Information and Where to Find It

In connection with the transaction, Radisys intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Radisys will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the transaction. BEFORE MAKING ANY VOTING DECISION, RADISYS SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS (AND ANY AMENDMENTS OR SUPPLEMENTS) AND ANY OTHER RELEVANT DOCUMENTS THAT RADISYS FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (as they become available), and any other documents filed by Radisys with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at Radisys’ investor website (http://investor.radisys.com), or by writing or calling Radisys at Radisys Corporation, 5435 NE Dawson Creek Drive Hillsboro, OR 97124 or by (503) 615-1685.

Participants in the Solicitation

Radisys and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Radisys’ shareholders with respect to the transaction. Information about Radisys’ directors and executive officers and their ownership of Radisys’ common stock is set forth in Radisys’ proxy statement on Form 10-K/A filed with the SEC on April 26, 2018. To the extent that holdings of Radisys’ securities have changed since the amounts printed in Radisys’ proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the identity of the participants in the proxy solicitation, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.